Exhibit 5.1

June 18, 2024

Inhibikase Therapeutics, Inc.

3350 Riverwood Parkway SE, Suite 1900

Atlanta, Georgia 30339

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

Reference is made to the filing by Inhibikase Therapeutics, Inc., a Delaware corporation (the “Company”), with the United States Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-1 (the “Registration Statement”), filed on June 18, 2024, which includes a prospectus (the “Prospectus”).

We are rendering this opinion in connection with the filing by the Company with the SEC of the Registration Statement relating to the offering by a selling stockholder (the “Selling Stockholder”) of up to an aggregate of 4,761,904 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which is comprised of: (i) 3,344,904 shares of Common Stock underlying common stock purchase warrants issued to the selling stockholder in a private placement on May 22, 2024 (the “Private Common Warrants” and the shares of Common Stock underlying the Private Common Warrants, the “Private Common Warrant Shares”), (ii) 1,417,000 shares of Common Stock underlying certain other common stock purchase warrants issued to the Selling Stockholder in a private placement on May 22, 2024 (the “Inducement Warrants” and such the shares of Common Stock underlying the Inducement Warrants, the “Inducement Warrant Shares”). The exercise of the Private Common Warrants and the Inducement Warrants is contingent upon the Company’s receipt of stockholder approval, in accordance with Nasdaq Listing Rule 5635(d) (“Stockholder Approval”). 1,672,452 of the Private Common Warrants are exercisable for a period of twelve months from the date that Stockholder Approval is obtained (the “Series A Warrants”), and the remaining 1,672,452 Private Common Warrants are exercisable for a period of five years from the date that Stockholder Approval is obtained (the “Series B Warrants”). 708,500 of the Inducement Warrants are exercisable for twelve months from the date that Stockholder Approval is obtained (the “Series C Warrants”) and the remaining 708,500 Inducement Warrants are exercisable for five years from the date that Stockholder Approval is obtained (the “Series D Warrants”).

We understand that the Private Common Warrant Shares to be issued upon the exercise of the Private Common Warrants and the Inducement Warrant Shares to be issued upon the exercise of the Inducement Warrants are to be offered and sold in the manner set forth in the Prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.

We have acted as your counsel in connection with the preparation of the Registration Statement. We are familiar with the proceedings taken by the board of directors of the Company (the “Board”) in connection with the authorization, issuance and sale of the Private Common Warrant Shares and the Inducement Warrant Shares. We have examined all such documents as we considered necessary to enable us to render this opinion, including, but not limited to: (i) the Registration Statement, (ii) the Series A Warrants, (iii) the Series B Warrants, (iv) the Series C Warrants, (v) the Series D Warrants, (vi) the Securities Purchase Agreement, dated as of May 20, 2024, by and between the Company and the Selling Stockholder, (vii) the Placement Agency Agreement, dated as of May 20, 2024, by and between the Company and Maxim Group LLC, (viii) the letter agreement, dated as of May 20, 2024, by and between the Company and the Selling Stockholder, (ix) the Company’s amended and restated certificate of incorporation, as amended to date, (x) the Company’s amended and restated bylaws, as amended to date, (ix) certain resolutions of the Board, and (x) such other corporate records and instruments, and such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies, the authenticity of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such certified, conformed, photostatic or facsimile copies. In addition, we have assumed that the Private Common Warrant Shares and the Inducement Warrant Shares will be offered in the manner and on the terms identified or referred to in the Prospectus. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Private Common Warrant Shares and the Inducement Warrant Shares have been duly authorized and, when issued and delivered by the Company subsequent to Stockholder Approval in accordance with the terms of the Private Common Warrants and the Inducement Warrants, as applicable, and upon receipt by the Company of the consideration therefor provided therein, will be validly issued, fully paid and non-assessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

/s/ MCDERMOTT WILL & EMERY LLP

One Vanderbilt Avenue New York NY 10017-3852 Tel +1 212 547 5400 Fax +1 212 547 5444 US practice conducted through McDermott Will & Emery LLP.